UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2024

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37713	77-0430924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2025 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

(408) 376-7108

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock	EBAY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2024, eBay Inc. (the “Company”), as borrower, entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent; certain lenders named therein; Citibank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents; Bank of America, N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as Documentation Agents; and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners. The Credit Agreement provides for an unsecured $2.0 billion five-year revolving credit facility. The Company may also, subject to the agreement of the applicable lenders, increase the commitments under the revolving credit facility by up to $1.0 billion. Subject to specified conditions, the Company may designate one or more of its subsidiaries as additional borrowers under the Credit Agreement provided that the Company guarantees all borrowings and other obligations of any such subsidiaries under the Credit Agreement. As of January 25, 2024, no subsidiaries were designated as additional borrowers. Funds borrowed under the Credit Agreement may be used for working capital, capital expenditures, acquisitions and other general corporate purposes of the Company and its subsidiaries. The Credit Agreement replaced the Company’s prior $2.0 billion unsecured revolving Credit Agreement, dated as of March 6, 2020 (as amended, the “Prior Credit Agreement”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, which was terminated effective January 25, 2024.

As of January 25, 2024, no borrowings were outstanding under the Credit Agreement. The Company is required to maintain available borrowing capacity under the Credit Agreement in order to repay borrowings under its commercial paper program in the event the Company is unable to repay those borrowings from other sources when they become due, in an aggregate amount of up to $1.5 billion. However, as of January 25, 2024, no borrowings were outstanding under its commercial paper program; therefore, $2.0 billion of borrowing capacity was available for other purposes permitted by the Credit Agreement.

Loans under the Credit Agreement will bear interest at either (i) a customary forward-looking term rate based on the secured overnight financing rate published by CME Group for the relevant interest period plus an adjustment of 0.1% or (ii) a customary base rate formula, plus a margin (based on the Company’s public debt ratings) ranging from zero percent to 0.375 percent. Subject to certain conditions stated in the Credit Agreement, the Company and any subsidiaries designated as additional borrowers may borrow, prepay and reborrow amounts under the revolving credit facility at any time during the term of the Credit Agreement.

The Credit Agreement includes a covenant limiting the Company’s consolidated leverage ratio to not more than 4.0:1.0, subject to, upon the occurrence of a qualified material acquisition, if so elected by the Company, a step-up to 4.5:1.0 for the four fiscal quarters following such qualified material acquisition. The Credit Agreement includes customary events of default, with corresponding grace periods in certain circumstances, including payment defaults, cross-defaults and bankruptcy-related defaults. In addition, the Credit Agreement contains customary affirmative and negative covenants, including restrictions regarding the incurrence of liens and subsidiary indebtedness, in each case, subject to customary exceptions. The Credit Agreement also contains customary representations and warranties.

The banks party to the Credit Agreement and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to the Company and its affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description
10.1	Credit Agreement, dated as of January 25, 2024, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
(Registrant)

Date: January 25, 2024	/s/ Molly Finn
Name: Molly Finn
Title: Vice President & Deputy General Counsel, Corporate & Assistant Secretary